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                                                                     EXHIBIT 4.3


                             JB'S RESTAURANTS, INC.

                      1987 NONQUALIFIED STOCK OPTION PLAN

         1. Purposes and Scope. The purposes of JB's Restaurants, Inc. 1987 Nonqualified Stock Option Plan (the "Plan") are to encourage stock ownership by members of the Board of Directors (the "Board"), of JB's Restaurants, Inc. and its subsidiaries (collectively, the "Company"), to provide an incentive for Board members to expand and improve the business and financial success of the Company and to attract and retain qualified people through the grant of options to purchase shares of the Company's common stock.

         2. Approval by Board of Directors. The Plan shall become effective upon its adoption by the Board.

         3. Common Stock to be Optioned. Subject to the provisions of paragraph 11 of the Plan, there shall be reserved for issuance and transfer upon the exercise of options under the Plan 120,000 shares of the Company's Common Stock, $.10 par value ("Common Stock"). The shares may be treasury, or authorized but unissued, shares of Common Stock. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the shares for which the option has not been exercised shall again be available to be granted as options under the Plan.

         4. Administration. The Plan shall be administered by a committee of at least three directors or officers of the Company (the "Committee"). A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee shall keep minutes of all its proceedings. Committee members shall be elected, removed and replaced by the Board. The Committee shall be solely responsible for the operation and administration of the Plan. The Committee shall have complete authority to make decisions regarding the timing of option grants, to whom options are granted, at what price per share options will be granted, the number of shares involved, and any other terms or conditions of the options not inconsistent with the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final. No member of the Board or the Committee shall be liable for any action or determination made by the member in good faith.

         5. Eligibility. The Committee may grant options to any director of the Company who is not also an employee (hereinafter referred to as "participants"). Options may be awarded by the Committee at any time and from time to time to new participants,
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JB'S RESTAURANTS, INC.
1987 NONQUALIFIED STOCK OPTION PLAN
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or to then participants, or to a greater or lesser number of participants, and may include or exclude previous participants, as the Committee shall determine. Options granted to participants need not contain similar provisions.

         6. Option Price. The purchase price for the Common Stock granted under each option shall be set by the Committee at the time the option is granted. The purchase price may be less than the fair market value of the Common Stock on the date of grant but may not be less than the Common Stock's par value.

         7. Terms and Conditions of Options. Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements whose form has been approved by the Committee. The agreements shall comply with and be subject to the following terms and conditions:

                 (a) Time and Method of Payment. At the time any portion of an option is exercised under the Plan, the option purchase price shall be paid in full in cash. Otherwise, an exercise of any option granted under the Plan shall be invalid and of no effect. Each option agreement, as determined by the Committee, may contain other requirements as to notice, documents to be executed or information to be provided by a participant desiring to exercise an option. Promptly after the exercise of an option and the payment of the full purchase price, the participant shall be entitled to the issuance of a stock certificate evidencing his ownership of the Common Stock. A participant shall have none of the rights of a shareholder until shares are issued to him or her, and no adjustment will be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued.

                 (b) Number of Shares. Each option agreement shall state the total number of shares of Common Stock to which it pertains.

                 (c) Option Period and Limitations on Exercise of Options. The Committee may, in its discretion, provide that an option may not be exercised in whole or in part for any period or periods of time specified in the option agreement. Except as provided in the option agreement, an option may be exercised in whole or in part at any time during its term. No option may be exercised after the expiration of ten years from the date it is granted. No option may be exercised for a fractional share of stock.
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1987 NONQUALIFIED STOCK OPTION PLAN
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         8.      Rights in Event of Death.  If a participant dies without
having fully exercised an option granted pursuant to the Plan, the executors or administrators, or legatees or heirs, of the participant's estate shall have the right to exercise the option to the extent the deceased participant was entitled to exercise the option on the date of the participant's death.

         9. No Obligations to Exercise Option. The granting of an option shall impose no obligation upon the participant to exercise such option.

         10. Nonassignability. Options shall not be transferable other than by will or by the laws of descent and distribution, and during a participant's lifetime shall be exercisable only by the participant's guardian or legal representative.

         11. Antidilution. The aggregate number of shares of Common Stock available for options under the Plan, the shares subject to any option, and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock subsequent to the effective date of the Plan resulting from a reorganization, recapitalization, reclassification, combination, stock split, stock dividend, or other increase or decrease in the number of shares outstanding, effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any option shall pertain, apply and relate to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all options outstanding under the Plan shall terminate.

         12. Amendment and Termination. The Board may terminate, amend or revise the Plan with respect to any shares as to which options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an option, alter or impair any option previously granted under the Plan, except as authorized by the Plan. Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any option previously granted.

         13. Reservation of Shares of Stock. The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction,
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1987 NONQUALIFIED STOCK OPTION PLAN
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any requisite authority necessary to issue and to sell the number of shares of
Common Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell Common Stock as to which the requisite authority has not been obtained.

         14. Date of Adoption. This Nonqualified Stock Option Plan is adopted as of February 13, 1987.

         15. Restriction on Option Exercise. Notwithstanding any contrary provisions of this Plan, any option granted under the Plan may not be exercised by the employee unless the shares to be acquired by the employee pursuant to the Plan have been registered under the Securities Act of 1933 (the "Act"), the securities laws of Utah, and any other applicable securities laws of any other state, or the Corporation receives an opinion of counsel (which may be counsel for the Corporation) reasonably acceptable to the Corporation stating that the exercise of the option and the issuance of shares pursuant to the exercise is exempt from such registration requirements. The employee shall represent that unless and until the shares have been registered under the Act and applicable state securities laws: (1) the employee will be acquiring the shares upon exercise for investment purposes only and without the intent of making any sale or disposition thereof; (2) the employee has been advised and understands that the shares underlying the options have not been registered for sale pursuant to federal and state securities laws and are "restricted securities" under such laws; and (3) the employee acknowledges that the shares will be subject to stop transfer instructions and bear the following legend in addition to any other legend set forth in the Plan:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE UTAH UNIFORM SECURITIES ACT OR UNDER ANY OTHER STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION. NO OFFER, SALE OR TRANSFER MAY TAKE PLACE WITHOUT PRIOR WRITTEN APPROVAL OF THE COMPANY BEING AFFIXED HERETO. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, SUCH APPROVAL SHALL BE GRANTED ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF SHAREHOLDER'S COUNSEL AT SHAREHOLDER'S EXPENSE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT THIS CERTIFICATE MAY BE LAWFULLY TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION.


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